Exhibit 10.02

LOEWS CORPORATION

INCENTIVE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

(As amended through October 30, 2009)

Section 1. Purpose of the Plan

The purpose of the Loews Corporation Incentive Compensation Plan for Executive Officers (the “Plan”) is to provide a means of rewarding certain executive officers of Loews Corporation (the “Corporation”) who have contributed to the profitability of the Corporation in a manner which permits such compensation to be deductible by the Corporation for federal income tax purposes.

Section 2. Administration of the Plan

The administration of this Plan shall be vested in the Compensation Committee of the Board of Directors of the Corporation, or such other committee of the Board of Directors which shall succeed to the functions and responsibilities of such committee in relation to this Plan (the “Committee”), which shall make all determinations necessary under this Plan. All members of the Committee shall qualify as “outside directors” (as the term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, as they may from time to time be in effect (the “Regulations”)). No member of the Committee shall be entitled to participate in this Plan.

Section 3. Participation in the Plan

Executive officers of the Corporation shall be eligible to participate in this Plan. Within the period specified in Section 162(m) of the Code and the Regulations within which a performance goal is required to be established to qualify as a pre-established performance goal (the “Designation Period”), the Committee may designate one or more such executive officers of the Corporation (each, a “Participant”) who shall participate in this Plan for the Performance Period or the Multiple Award Period (as those terms are defined in Section 6 below).

Section 4. Performance Goals

Prior to the end of the Designation Period for a Performance Period, the Committee shall designate in writing a percentage of the Corporation’s Performance Based Income (as defined below) for such Performance Period. In the event of a Multiple Award Period, prior to the end of the Designation Period for the first Performance Period in the Multiple Award Period the Committee shall designate a percentage of Performance Based Income for each of the subsequent Performance Periods in the Multiple Award Period. The percentage for a subsequent Performance Period may be increased at any time prior to the end of the Designation Period for such Performance Period. As used herein, “Performance Based Income” shall mean, for each Performance Period, the consolidated net income of the Corporation and its subsidiaries, as reported in the Corporation’s Consolidated Statement of Operations for such Performance Period, as adjusted by the Committee, in its sole discretion, prior to the end of the relevant Designation Period, to take into account such specified objective factors that may impact the Company’s business generally, or the business of any of the Company’s consolidated subsidiaries, as the Committee in the exercise of its judgment deems reasonable and appropriate to exclude or include in the computation of consolidated net income, including, without limitation, realized and unrealized gains and losses, the impact of accounting changes, the impact of acquisitions and dispositions of a business or asset, charges relating to the disposition by judgment or settlement of material litigation, charges relating to reserve strengthening and adverse dividend or premium development associated with prior accident years, the impact of catastrophes and other extraordinary items and events, and the impact of changes in legislation or regulation.

Section 5. Awards to Participants

Prior to the end of the Designation Period for a Performance Period, the Committee shall allocate in writing, on behalf of each Participant, a percentage of Performance Based Income on which such Participant’s award will be based, and may, in its discretion, determine to reserve the discretion

(“Negative Discretion”) to reduce the amount payable to the Participant below the designated percentage of Performance Based Income. In the event of a Multiple Award Period, prior to the end of the first Designation Period for all included Performance Periods the Committee shall allocate in writing, on behalf of each Participant, a percentage of Performance Based Income for each of the Performance Periods in the Multiple Award Period or, in the alternative, an aggregate formula for the later Performance Periods in the Multiple Award Period based on the total of assigned percentages of Performance Based Income for the then current and the prior Performance Periods included in the Multiple Award Period. In no event shall the sum of the percentages allocated to Participants exceed the percentage determined in Section 4 for any Performance Period, nor shall any exercise of Negative Discretion with respect to one Participant increase the amount payable to any other Participant. In no event shall overlapping Performance Periods or Multiple Award Periods be established for a Participant. The Committee shall set a maximum amount payable (the “Cap”) for each Participant for each Performance Period and may set a lesser target amount for each such Participant for each Performance Period, provided, however, that the Cap shall not exceed $10,000,000 per year or a pro rata portion thereof for Performance Periods which are greater or less than one year.

Section 6. Performance Period

The term “Performance Period” means a period established by the Committee during which performance will be measured for purposes of determining the extent to which one or more Participants will receive awards under this Plan. Generally, a Performance Period shall be the twelve-month period commencing January 1 of a calendar year and ending on December 31 of such calendar year. In addition, the Committee may establish Performance Periods beginning and/or ending on other dates (including without limitation Performance Periods of less or more than one calendar year). Furthermore, the Committee may designate Participants for future Performance Period awards (a “Multiple Award Period”).

Section 7. Payment of Bonus Awards Under the Plan

(a)

Following the completion of each Performance Period, the Committee shall certify in writing (i) the amount, if any, of Performance Based Income for such Performance Period and (ii) the bonus awards that are consequently payable to the Participants according to the pre-established formulae.

(b)

Except as provided in Section 8 of this Plan, each Participant shall receive payment, subject to all required tax withholdings, of his or her bonus award as soon as practicable following the determination of the amount of such award, and in any event within two and one-half (2- 1/2) months following the end of the calendar year in which the Performance Period ends.

Section 8. Deferral of Payment of Awards

Subject to applicable provisions of the Code (including but not limited to Section 409A of the Code) and the Regulations (and any applicable Notices), the Committee, in its discretion, may allow any Participant, on such terms and conditions as the Committee may determine, to elect to defer payment of all or part of any award which such Participant might earn with respect to a Performance Period (together with interest thereon from the date as of which the award would have been paid but for such Participant’s election to defer payment at the rate, if any, fixed by the Committee) by complying with such procedures as the Committee may from time to time prescribe.

Section 9. Separation From the Corporation and Its Subsidiaries

(a)

Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period, other than due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant), shall not be eligible to receive a bonus award for the Performance Period in which such termination of employment occurs; provided, that the Committee may, in its sole discretion, determine that such a Participant shall receive a bonus award which is prorated to the date of cessation of employment but based upon Performance Based Income for the entire Performance Period.

(b)

Participants who cease to be employed by the Corporation or its subsidiaries prior to the end of a Performance Period due to retirement under any retirement plan maintained by the Corporation or any of its subsidiaries under which such Participant is covered, death or disability (as defined in any disability plan of the Corporation or any of its subsidiaries applicable to the Participant) shall receive a bonus award which is prorated to the date of cessation of employment, but based upon Performance Based Income for the entire Performance Period.

(c)

Any Participant may designate in writing the beneficiary of the unpaid amount of a bonus award (including the amount of any bonus award which was previously deferred) in case of death and if no designation has been made, or if any such designation shall become ineffective, any such unpaid amount will be paid to the Participant’s estate. Such designation shall be effective upon receipt thereof by the Corporation. Any such designation may be revoked in writing by a Participant at any time without the consent of any such beneficiary.

Section 10. Amendments

The Committee may amend this Plan at any time, provided that such changes may be made consistent with the provisions of Section 162(m) of the Code and the Regulations without adversely affecting the ability of the Corporation to deduct the compensation which may be paid pursuant to this Plan for federal income tax purposes. The Committee may also amend this Plan as it deems necessary or appropriate to comply with any applicable provisions of the Code or the Regulations (and any applicable IRS guidance thereunder) in relation to the ability to defer award payments in a manner that will avoid the application of Section 409A(a)(1) of the Code to such payments. The Committee may also amend this Plan as it deems necessary or appropriate to comply with any other applicable provisions of the Code or the Regulations (and any applicable Notices) in relation to the ability to defer award payments. If the Code or the Regulations would require stockholder approval of such amendment in order for payments under this Plan to be deductible, then no such amendment shall be effective without such approval.

Section 11. Termination

The Board of Directors of the Corporation may terminate this Plan at any time. No termination of this Plan shall adversely affect the right of any person to receive any award for a Performance Period or Periods for which such person had been designated under Section 3 of this Plan, or amounts previously awarded to such person but deferred in accordance with Section 8 of this Plan plus any interest thereon.

Section 12. Miscellaneous

(a)

Nothing contained in this Plan shall be construed as giving any executive officer of the Corporation the right to participate in this Plan or to continued employment or any interest in any asset of the Corporation or any of its subsidiaries, nor to prevent the Corporation or any of its subsidiaries or affiliates from taking any action which it deems to be appropriate or in its best interests, whether or not such action would have an adverse effect on this Plan or the amounts payable hereunder.

(b)	This Plan shall be unfunded and the Corporation shall not be required to establish any segregation of assets to assure payment of any awards made hereunder.

(c)	A Participant may not sell, transfer or assign any right or interest in this Plan except as provided in Section 9(c) hereof and any attempted sale, transfer or assignment shall be null and void.

(d)	This Plan shall be governed by and construed in accordance with the laws of the State of New York and the applicable provisions of the Code and the Regulations.

Section 13. Effective Date

This Plan, as amended, shall be effective as of October 30, 2009, and shall remain in effect until terminated in accordance with Section 11 hereof.